Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:      Kevin J. Goodwin

Vice President and Treasurer

Irelations@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. TO ACQUIRE 80% INTEREST IN CORPUS CHRISTI TERMINAL COMPLEX AND ASSOCIATED EAGLE FORD ASSETS IN SOUTH TEXAS

FOR $860 MILLION

HOUSTON, September 2, 2014 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) announced today that it has signed a definitive agreement to acquire an 80 percent interest in a company that will be owned jointly with Trafigura AG (“Trafigura”) for $860 million. The company (“Buckeye Texas Partners”) and its subsidiaries will own and operate a vertically integrated system of midstream assets including a deep-water, high volume marine terminal located on the Corpus Christi Ship Channel, a condensate splitter and LPG storage complex in Corpus Christi, and three crude oil and condensate gathering facilities in the Eagle Ford shale.  All of the assets are supported by 7- to 10-year minimum volume throughput, storage and tolling agreements with Trafigura.  This transaction (the “Trafigura Transaction”) is expected to close later in September 2014, subject to regulatory approvals and customary closing conditions.

“This transaction allows Buckeye to acquire and further develop a midstream platform in the Gulf Coast with long-term committed revenues and significant potential for further growth,” stated Clark C. Smith, Chairman and Chief Executive Officer.  “We expect this unique integrated system of assets will allow us to capitalize on the rapidly growing production in the Eagle Ford shale. This acquisition complements our portfolio of marine terminal assets in strategic energy hubs and further enhances the logistical solutions we can provide across these key energy markets,” continued Mr. Smith.  “Substantial fee-based cash flows are expected to be generated by this investment as all of the assets are fully contracted under long-term commercial agreements with Trafigura.   We expect to achieve a very attractive Adjusted EBITDA investment multiple of approximately 8.5x after the completion of the growth capital projects currently underway, and we expect this investment to be highly accretive to our distributable cash flow per limited partner unit in 2016 and beyond.”

Upon completion of initial development phase, the assets will form an integrated system with connectivity from the production in the field to the marine terminal infrastructure in Corpus Christi, creating a premier logistics platform with significant flexibility and optionality.  The Corpus Christi facilities have five vessel berths including three deep-water docks, and upon completion of initial development phase, will offer approximately 5.6 million barrels of liquid petroleum products storage capacity along with rail and truck loading/unloading capability.  A 50,000 barrel per day condensate splitter is currently under construction and is anticipated to be completed by mid-2015, after which Buckeye Texas Partners will commence operations under a 7-year fixed-fee tolling agreement with Trafigura.  In addition, three field gathering facilities with associated storage and pipeline connectivity will allow Buckeye Texas Partners to move Eagle Ford crude and condensate production directly to the terminalling complex in Corpus Christi.

We expect Buckeye Texas Partners to invest approximately $240-$270 million through the first quarter of 2016 relating to these growth capital initiatives that we anticipate will be operational over the next 9 to 18 months.  Importantly, 100% of the cash flows associated with all of these assets are supported by fee-based take-or-pay revenue commitments under 7- to 10-year commercial agreements with Trafigura.

“We are excited about the opportunity to partner with Trafigura and to position ourselves with them in the rapidly growing Corpus Christi and Eagle Ford markets,” stated Mr. Smith.  “We believe this strategic partnership will provide significant opportunities for additional infrastructure expansion to support further expected growth in these markets. In addition, Trafigura’s extensive expertise in international commodities trading and logistics makes them an ideal partner and provides new opportunities to work with Trafigura on other energy infrastructure development projects.”

“In Buckeye, we have found an ideal partner to manage the terminal and logistical operations, enabling us to focus on offering a complete solution for producers who seek to take their product to market,” said Jeff Kopp, Trafigura Head of Oil Trading for North America.

Barclays provided a fairness opinion to the Board of Directors of Buckeye GP LLC, the general partner of Buckeye, in connection with this transaction.

A presentation concerning this transaction will be available on the “Investor Center” section of Buckeye’s website, www.buckeye.com.

Buckeye will host a conference call with members of executive management tomorrow, September 3, 2014, at 10:00 a.m. Eastern Time. To access the live Webcast of the call, go to http://www.media-server.com/m/p/8ed6u3mshttp://investor.shareholder.com/media/eventdetail.cfm?eventid=112129&CompanyID=AMDA-QJUY2&e=1&mediaKey=D17492E652916DA0EAD3A8A9634A6324ten minutes prior to its start.  Interested parties may participate in the call by dialing 877-331-4219.   A replay will be archived and available at this link until October 3, 2014, and the replay also may be accessed by dialing 800-585-8367 and entering conference ID 97309078.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership and owns and operates a diversified network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, and marketing of liquid petroleum products.  Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered with approximately 6,000 miles of pipeline and more than 120 liquid petroleum products terminals with aggregate storage capacity of over 110 million barrels across our portfolio of pipelines, inland terminals, and an integrated network of marine terminals located primarily on the U.S. East Coast and in the Caribbean.  Buckeye’s flagship marine terminal in The Bahamas, BORCO, is one of the largest marine crude oil and petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products.  Buckeye’s network of marine terminals enables it to facilitate global flows of crude oil, refined petroleum products, and other commodities, and to offer its customers connectivity to some of the world’s most important bulk storage and blending hubs.  Buckeye is also a wholesale distributor of refined petroleum products in areas served by its pipelines and terminals.  Finally, Buckeye also operates or maintains third-party pipelines under agreements with major oil and gas, petrochemical and chemical companies, and performs certain engineering and construction management services for third parties.  More information concerning Buckeye can be found at www.buckeye.com.

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Adjusted EBITDA and distributable cash flow are measures not defined by GAAP.  Adjusted EBITDA is the primary measure used by our senior management, including our Chief Executive Officer, to (i) evaluate our consolidated operating performance and the operating performance of our business segments, (ii) allocate resources and capital to business segments, (iii) evaluate the viability of proposed projects, and (iv) determine overall rates of return on alternative investment opportunities.  Distributable cash flow is another measure used by our senior management to provide a clearer picture of Buckeye’s cash available for distribution to its unitholders.  Adjusted EBITDA and distributable cash flow eliminate (i) non-cash expenses, including, but not limited to, depreciation and amortization expense resulting from the significant capital investments we make in our businesses and from intangible assets recognized in business combinations, (ii) charges for obligations expected to be settled with the issuance of equity instruments, and (iii) items that are not indicative of our core operating performance results and business outlook.

Buckeye believes that investors benefit from having access to the same financial measures used by senior management and that these measures are useful to investors because they aid in comparing Buckeye’s operating performance with that of other companies with similar operations.  Adjusted EBITDA and distributable cash flow data presented by Buckeye may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies.

This press release references forward-looking estimates of Adjusted EBITDA investment multiples projected to be generated by the investment in Buckeye Texas Partners. A reconciliation of estimated Adjusted EBITDA to GAAP net income is not provided because GAAP net income generated by the investment for the applicable periods is not accessible. Buckeye has not yet completed the necessary valuation of the various assets to be acquired, a determination of the useful lives of these assets for accounting purposes, or an allocation of the purchase price among the various types of assets. In addition, interest and debt expense is a corporate-level expense that is not allocated among Buckeye’s segments and could not be allocated to the operations of Buckeye Texas Partners without unreasonable effort. Accordingly, the amount of depreciation and amortization and interest and debt expense that will be included in the additional net income generated as a result of the acquisition of the 80 percent interest in Buckeye Texas Partners is not accessible or estimable at this time. The amount of such additional resulting depreciation and amortization and applicable interest and debt expense could be significant, such that the amount of additional net income would vary substantially from the amount of projected Adjusted EBITDA.

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control.  Among them are (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminal, and storage assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of refined petroleum products and the value of natural gas storage services, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, (x) the Trafigura Transaction may not be consummated, (xi) we may not realize the expected benefits of the Trafigura Transaction, (xii) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits, and (xiii) an unfavorable outcome with respect to the proceedings pending before the Federal Energy Regulatory Commission (“FERC”) regarding Buckeye Pipe Line Company, L.P.’s transportation of jet fuel to the New York City airports.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

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